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WORLDTALK COMMUNICATIONS CORPORATION                                EXHIBIT 11.1
Computation of Net Loss Per Share
(in thousands, except per share amounts)

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
                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                        ------------------
                                                         1998       1997
                                                        -------    -------
Net loss                                                $  (678)   $(1,899)

Weighted average common shares outstanding               10,511     10,298

Number of common shares and common share equivalents
used in computing basic and diluted net loss             10,511     10,298
                                                        =======    =======
Basic and diluted net loss per share                    $ (0.06)   $ (0.18)
                                                        =======    =======















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